EXHIBIT 8

May 22, 2007

Columbia Banking System, Inc.

1301 “A” Street

Tacoma, Washington 98402-4200

Attn: Melanie J. Dressel, President and CEO

Town Center Bancorp

10413 SE 82nd Avenue

Portland, Oregon 97086

Attn: Bruce G. Bryant, President and CEO

Re:	Bank Merger/Tax Consequences

Ladies and Gentlemen:

This letter responds to your request for our opinion as to certain federal income tax consequences of the proposed merger (the “Holding Company Merger”) of Town Center Bancorp (“TCB”), a corporation duly organized and validly existing under the laws of Oregon and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with and into Columbia Banking System, Inc. (“Columbia”), a corporation duly organized and validly existing under the laws of Washington and a registered bank holding company under the Bank Holding Company Act of 1956, as amended; and the proposed contemporaneous merger (the “Bank Merger”) of Town Center Bank (“Bank”), a state chartered banking corporation duly organized and validly existing under the laws of Oregon, with and into Columbia State Bank (“CB”), a state chartered banking corporation duly organized and validly existing under the laws of Washington. The time at which the Holding Company Merger and the Bank Merger become effective is hereafter referred to as the “Effective Date.”

We have acted as legal counsel to Columbia and CB in connection with the Holding Company Merger and the Bank Merger. The Holding Company Merger will be effected pursuant to the Plan and Agreement of Merger Among Columbia Banking System, Inc., Columbia State Bank, Town Center Bancorp and Town Center Bank, dated as of March 28, 2007 (the “Plan and Agreement of Merger”), and the Bank Merger will be effected pursuant to the Bank Merger Agreement between Columbia State Bank and Town Center Bank (the “Bank Merger Agreement”). This opinion is rendered as required by Section 5.2.11 of the Plan and Agreement of Merger.

In connection with our opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto:

May 22, 2007

1.	The Plan and Agreement of Merger and the Bank Merger Agreement;

2.	Form S-4 filed with the Securities and Exchange Commission pursuant to Section 4.2.1 of the Plan and Agreement of Merger (the “Registration Statement”); and

3.	Such other documents, instruments, records and information pertaining to the Holding Company Merger and the Bank Merger as we have deemed necessary for rendering our opinion.

In our examination, we have assumed, without independent investigation or review, that (i) all documents submitted to us as originals are authentic, all signatures on all documents are genuine, all documents submitted to us as certified, conformed or photostatic copies conform to the original documents, and the originals of such copies are authentic; (ii) each document reviewed by us (a) has been or will be fully executed and delivered in substantially the same form, (b) is or will be in full force and effect, and (c) has not been and will not be amended or modified in any respect; (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof; (iv) the factual matters, statements and recitations contained in the documents (or otherwise made known to us through the Effective Date of the Holding Company Merger and the Bank Merger) are accurate, true and complete; and (v) the Holding Company Merger and the Bank Merger will be effected in accordance with the terms of the Plan and Agreement of Merger and the Bank Merger Agreement, respectively. In rendering our opinion, we have also relied upon certain assumptions and written representations by each of Columbia, TCB, CB and Bank.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Holding Company Merger or the Bank Merger, the opinion expressed herein may become inapplicable.

Based upon and subject to the foregoing, with respect to the Holding Company Merger and the Bank Merger, it is our opinion that:

A.	The Holding Company Merger and the Bank Merger will both qualify as a reorganization under Code Section 368(a)(1)(A), and each of TCB, Columbia, CB and Bank will be a party to such reorganization within the meaning of IRC Section 368(b).

B.	A holder of TCB Common Stock who receives solely cash in exchange for its shares of TCB Common Stock, and who owns those shares as a capital asset and does not actually or constructively own shares of Columbia after the Transaction, will recognize capital gain or loss. The amount of such

May 22, 2007

gain or loss will be equal to the difference between the amount of cash received and the holder’s aggregate tax basis in its shares of TCB Common Stock. The gain or loss will be long-term capital gain or loss if the shares of TCB Common Stock were held for more than one year.

C.	A holder of TCB Common Stock who receives both Columbia Common Stock and cash consideration in exchange for its shares of TCB Common Stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by the holder in the exchange or the amount of cash received by the holder in the exchange. Any gain recognized by a holder who owns its shares of TCB Common Stock as a capital asset will be treated as capital gain if the exchange is, with respect to the holder, either “substantially disproportionate” or “not essentially equivalent to a dividend,” each within the meaning of IRC Section 302(b). The gain will be long-term capital gain if the shares of TCB Common Stock were held for more than one year.

D.	If a holder of TCB Common Stock receives cash in lieu of a fractional share interest in such common stock in the Holding Company Merger, the holder will be treated as having received a fractional share of Columbia Common Stock and having immediately exchanged that fractional share for cash in a taxable redemption by Columbia.

Except as specifically set forth above, we express no opinion on the tax consequences to any person of the Holding Company Merger, the Bank Merger or any other transactions relating to or occurring in connection with the Holding Company Merger or the Bank Merger. We do not purport to describe herein all tax consequences that might flow from the Holding Company Merger or the Bank Merger. We are members of the Bar of the State of Washington. We do not express or infer any opinion herein concerning any law other than the federal law of the United States. The opinion expressed herein is rendered as of the Effective Date. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

Our opinion is being furnished only to Columbia and TCB in connection with the Holding Company Merger and the Bank Merger and solely for their benefit in connection therewith. It may not be used or relied upon by any other person or entity or for any other purpose, and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent.

May 22, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the heading “Certain Federal Income Tax Consequences.” By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

GRAHAM & DUNN PC

/s/ Graham & Dunn PC

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